S&P Global
55 Water Street
New York, NY

20 June 2016

Steve Kemps
179 Summit Avenue Southlake
Texas, 76092

Dear Steve,

Congratulations on your new position as Executive Vice President and General Counsel for S&P Global! We are delighted to have you on board and know you will be a great addition to our team. In this position, you will be reporting to Douglas Peterson. Your actual start date will be agreed upon at a later time. You will be paid $25,000 semi-monthly based on an annualized salary of $600,000, less required deduction. This position is Fair Labor Standards Act (FLSA) exempt and therefore not eligible for overtime pay.

Subject to the approval of the Compensation and Leadership Development Committee of the Board of Directors:

You will receive a one-time signing cash bonus of $400,000, less applicable deductions, payable approximately after 60 days of employment. If within 1 2 months of your start date, you voluntarily separate from S&P Global,you agree to full restitution of this amount, less applicable deductions, to S&P Global. You will also receive a one-time Restricted Stock Unit (RSU) Award with a value of $400,000. This award will vest over a three year period with 1/3 of the award vesting on the first, second, and third anniversary of the award. Dividend equivalents will be accrued during the award period and will be paid in cash, along with vested shares. These awards are in recognition of your current unvested equity.

You will be eligible to participate in the 2016 S&P Global Key Executive Short-Term Incentive Compensation Plan with a target incentive opportunity of $550,000. Actual payment under the Plan, if any, will be based on the degree of achievement of the established company and/or business unit objective(s) and your individual performance and contribution. Your target incentive noted above will be a full annualized target opportunity for 2016 with no proration. Awards may be more or less than the communicated target and subject to your manager's assessment of your performance. Please note that target opportunities and eligibility are not commitments to pay any award as all payments under the plan are discretionary. To receive a payment, you must be an employee in good standing and be employed by S&P Global, or any of its business units, on the Plan payout date.

Please note that as with all compensation and benefit plans, the Company reserves the right to amend and terminate bonus programs in its discretion.

S&P Global
55 Water Street
New York, NY

You will also be eligible to participate in the S&P Global Long Term Stock Incentive Program as it may be amended and exist from time to time. Under this Program, for 2016 you will receive a long-term incentive grant of $850,000 of which 70% will be granted as Performance Share Units (PSU) and 30% as Restricted Stock Units (RSUs). Detailed information concerning the 2016 Equity Award will be provided to you under separate cover letter following the Grant Date, expected to take place within 30 days of your start date.

The fair market value (the closing price) on the grant date will determine the number of shares you receive under your PSU and RSU Awards (i.e., your long-term value award divided by the fair market value). These three-year 2016 Performance Share Units will vest at the end of 2018 based on the achievement of the established Earnings Per Share goal. Any payout earned under the 2016 award will be made by March 1 5, 2019. The RSU awards also vest based on a three year cliff vesting schedule, with restrictions lifted at the end of the three year period and paid by March 1 5, 2019. There will be no performance measures tied to these awards.

We are pleased to offer you relocation assistance as per the attached policy. Our relocation specialist will contact you to discuss the details of your relocation package.

In addition to the standard benefits, you will be eligible for the following perquisites:

•	Annual Executive Physical Program

•	First Class air travel

•	Tax counseling and return preparation

You will be eligible to receive all benefits routinely made available to all S&P Global employees at comparable levels. Also, you are subject to all eligible policies of S&P Global. You must enroll in all benefit plans within your first thirty days, and benefit coverage is retroactive to your first day of employment. Please click here to review information regarding the benefits available to employees of S&P Global.

You will be eligible to accrue four weeks of vacation in accordance with the terms of Company's current vacation policy. Your vacation during the first year will be pro-rated based on your date of employment. The Company reserves the right to forfeit, recover or delay payment of awards pending the outcome of disciplinary procedures or investigations to matters that could be considered grounds for termination of employment or pay recovery as stated by the Pay Recovery Policy. Both short term and long-term performance awards are subject to claw backs. The recovery period starts at the beginning of each performance year (or upon hire) plus 24 months following the same performance period.
Effective with your employment, you are eligible to participate in the Senior Executive Severance Plan, which currently provides 1 2 months' salary in the event of a "Termination of Employment at Company Convenience" as defined in the Plan, subject to all other terms and conditions of the Plan.
Effective with your employment, you will be eligible to participate in the Management Supplemental Death and Disability Plan, which provides for pre-retirement death benefits equal to two times your annual base salary, subject to all other terms and conditions of the Plan. Should you become disabled while employed by S&P Global, you shall be provided with a monthly disability income benefit, as defined under the Plan and reduced by certain plan-specified offsets, subject to all other terms and conditions of the Plan.

Please note that your offer of employment with S&P Global is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor, Sterling lnfosystems. The investigation will include employment and education verification, as well as a criminal history.

S&P Global
55 Water Street
New York, NY

As a new hire, and annually thereafter, you will be required to affirm that you have read and understand the S&P Global Code of Business Ethics (COBE). In addition, there are divisions of S&P Global that require affirmations to a Code of Conduct, or Code of Business Ethics and a Securities Disclosure Policy. The purpose of the Code of Conduct is to reflect the high-level principles that govern the conduct of its Credit Rating Activities. The purpose of the Codes of Ethics and the Securities Disclosure Policy are to establish guidelines reasonably designed to identify and prevent recipients from breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict or potential conflict of interest. The Securities Disclosure Policy applies to employees and members of their Immediate Family. Employees and members of their Immediate Family will be required to use a Designated Broker(s) for all Securities trading. Employees and their Immediate Family are required to pre-clear personal Securities trades and a 30 day hold policy applies. In addition, employees or Immediate Family members will not be permitted to hold Securities that may pose a conflict of interest or the appearance of a conflict, including Securities on specific global Restricted Lists.
Any questions relating to the "Codes" or the Securities Disclosure Policy should be directed to the Compliance team at 212-438-4218.

This letter is not an offer of a contract of employment. It is the company's policy that all employment is "at will". This means either the employee or the company may terminate employment for any reason at any time. No change in the "at-will" employment relationship is valid unless it is contained in a written agreement signed by an authorized officer of S&P Global.

Federal law requires U.S. employers to verify that all new employees are eligible to work in the United States pursuant to the Immigration Reform and Control Act of 1986. As a condition of your employment, as set forth by the Act, you will be required to provide proof of identity and employment authorization within three (3) days of your Start Date.

If you are a non-resident alien who requires sponsorship by S&P Global now or in the future, in order to accept or continue employment with us, we reserve the right to determine whether to pursue a nonimmigrant case on your behalf. Further, you should be aware that there is no guarantee that the government will approve any such case that we do file on your behalf. By accepting this offer, you represent that you are not aware of any circumstances that would make you ineligible for nonimmigrant status. Please note also that by sponsoring you for nonimmigrant work status, S&P Global is not committing to sponsoring you for permanent resident status.

S&P Global
55 Water Street
New York, NY

Shortly before your start date, you will receive an email from S&P Global 1-9 Services requesting that you set up an appointment to visit an 1-9 center with appropriate forms of identification. To help you learn more about the Company, you will receive an invitation to register for New Hire Orientation session shortly after your start date.

You represent that you are free to enter into an employment relationship with the Company and to perform the services required of you. You also represent that you have disclosed to the Company and provided copies of any agreement you may have with any third party (such as a former employer) which may limit your ability to work for the Company, or which otherwise could create a conflict of interest with the Company. You further represent that you are not bound by any non-competition, non-disclosure, non-solicitation, or similar obligations, except for those contained in the written agreements you have provided to the Company. Finally, please understand that we do not want you to use or disclose any confidential information or materials of any former employer or other third party to whom you have an obligation of confidentiality and from violating any lawful agreement that you may have with any third party.

Steve, we are looking forward to you joining our team. In the meantime, if you have any questions please do not hesitate to call me. Please note: You will receive an email requesting you to provide an e-signature to accept this offer. You must complete this step in order to move forward in the hiring process. Again, welcome to S&P Global!

Sincerely,
Bryan Sherwood
VP Talent Acquisition
S&P Global
(212) 438-0153
bryan.sherwood@spglobal.com